EXHIBIT 99.1

November 17, 2003

WASHINGTON GROUP INTERNATIONAL REPORTS

THIRD QUARTER 2003 RESULTS

New Work Exceeds Revenue for Fourth Consecutive Quarter

Dennis Washington Agrees to Continue as Chairman for Three More Years

Third Quarter Financial Highlights

•                  Backlog of $3.2 billion, up $218.4 million during the quarter

•                  Revenue of $588.1 million.

•                  Operating income of $40.6 million.

•                  Net income of $12.8 million, or earnings per share of $0.51 (basic and diluted).

•                  EBITDA of $39.0 million.

•                  New work awards of $810.9 million exceeded revenue by $222.8 million.

•                  Cash and short-term investments of $209.3 million, no debt was outstanding during the quarter.

•                  Lower interest expense expected as a result of new $350 million Credit Facility.

Boise, Idaho, November 17, 2003 – Washington Group International, Inc. (NASDAQ:  WGII) today announced financial results for its third quarter ended October 3, 2003.

“The continuing strong results for the third quarter of 2003 support our belief that the fundamentals of our businesses are strong,” said Stephen G. Hanks, president and chief executive officer. “I believe we are on the brink of unprecedented demand for professional engineering and construction services.  A number of global events over the next decade should create market pressures which will generate tremendous demand for the types of professional services we deliver.  Some of the events that will drive the global market opportunities are the increasing desire to eliminate weapons of mass destruction from the planet, the monetization of natural gas in the Middle East, the growing urgency in the United States and the United Kingdom to clean up legacy nuclear waste, oil sands opportunities in Canada, clean air initiatives in the United States and abroad, aging infrastructure concerns in the United States, and the immediate need in Iraq for power, transportation and other reconstruction efforts. Because of our market place diversity, depth and breadth of talent, and our well-known global expertise, Washington Group International is especially well suited to participate in these expanding market opportunities.  I believe we have the right strategy, the right people and the vision needed to generate long term success,” concluded Hanks.

As expected for the third quarter of 2003, the company reported revenue of $588.1 million, down approximately $316 million from the third quarter of 2002.  The decline in revenue is primarily the result of the completion or winding down of several large projects, and the decline in revenue associated with the divestiture of the Electro-Mechanical Division (EMD) which the company sold in October 2002.  Operating income for the third quarter of 2003 was $40.6 million, up $4.5 million from $36.1 million for the third quarter of 2002.  Net income for the third quarter of 2003 was $12.8 million, or $0.51 per basic and diluted share, compared with net income of $9.3 million, or $0.37 per basic and diluted share, for the third quarter of 2002 which was impacted by a $3.5 million charge for a non-recurring bankruptcy item. Excluding the $3.5 million charge, proforma net income for the third quarter of 2002 was $12.8 million, or $0.51 per basic and diluted share.

New work awards in the third quarter of 2003 were $810.9 million, up $221.6 million from new work awards of $589.3 million in the third quarter of 2002.  Backlog at the end of the third quarter of 2003 was $3.2 billion, up $218.4 million from the end of the second quarter of 2003 and up $446.7 from year-end.  The increase in backlog was again led by the company’s Infrastructure business unit, which booked $261.2 million of new work in the third quarter of 2003.

Mr. Washington to Continue as Chairman of the Board

“I am pleased to report that Dennis Washington will continue to serve as Chairman of the Board of Directors for three more years,” stated Hanks.  “The company has benefited immensely from Dennis’ leadership as we rebuilt this business.  Dennis’ broad range of expertise, coupled with his deep understanding of the construction and engineering industry, and the complexities of operating in a global marketplace, make him uniquely qualified. We look forward to three more productive years under his guidance,” stated Hanks.

In order to compensate Mr. Washington for this additional service to the company, the Board elected to extend the exercise period of options previously awarded to Mr. Washington to a date which is equal to the life of options granted to other directors and employees of the company.  Under the new arrangement, no new options are awarded, but the existing 3,224,100 options, which had varying expiration dates, will now all expire on January 25, 2012.  The exercise prices and vesting schedule remain the same. Because the exercise price for 1,388,900 options is below the stock’s closing price of $29.01 on November 14, 2003, the company will record a charge of $6.2 million ($3.7 million after tax, or $0.15 per share) in the fourth quarter of 2003.

Business Unit Performance

•                  Energy & Environment:  Revenue of $102.5 million for the third quarter of 2003 declined $57.4 million, or 36%, from the comparable period of 2002. The decline in revenue was due in part to the sale of EMD, which recognized revenue of $41.2 million in the third quarter of 2002. Operating income of $27.5 million for the third quarter of 2003 increased $9.0 million from the same period of 2002, not withstanding the fact that EMD generated $7.8 million in the third quarter of 2002. $16.8 million of the increase was primarily attributable to the renegotiation of two large contracts; one of the contracts was retroactive to October 2002 resulting in a true up of  $9.0 million in the third quarter of 2003.  New work awards for the third quarter of 2003 totaled $181.0 million, up $61.0 million from the comparable period of 2002.  Backlog at the end of the third quarter of 2003 was $462.5 million, up $75.7 million from year-end 2002.

•                  Defense:  Revenue of $122.5 million for the third quarter of 2003 declined $13.2 million, or 10%, from the comparable period of 2002 due primarily to the completion of the construction phase on two major projects. Operating income for the third quarter of 2003 of $15.2 million declined by $2.4 million from the comparable period of 2002, which included net favorable contract settlements of $10.8 million. During the third quarter of 2003, operating income includes $6.7 million of incentive fees and negotiated contract settlements. Additionally, in 2003 we achieved improved contract performance for threat reduction and infrastructure projects. New work awards for the third quarter of 2003 were $113.2 million, up $18.2 million from the comparable period of 2002.  Backlog at the end of the third quarter of 2003 was $607.6 million, down $39.9 million from year-end 2002.

•                  Mining:  Revenue of $29.4 million for the third quarter of 2003 increased $8.2 million, or 39%, over the comparable period of 2002. Operating income for the third quarter of 2003 of $8.2 million increased by $5.2 million over the comparable period of 2002. The MIBRAG mbh mining venture in Germany, which accounts for a significant portion of the unit’s operating income, produced stronger earnings as a result of favorable foreign currency exchange rates, improved pricing resulting from contract renegotiations in the fourth quarter of 2002, and an increase in the volume of coal sales.  In the prior year, one of MIBRAG’s major power plant customers underwent an outage for much of the quarter. New work awards for the quarter totaled $12.0 million, down $4.0 million from the comparable period of 2002.  Backlog at the end of the third quarter of 2003 was $352.5 million, up $72.7 million from year-end 2002.

•                  Power:  Revenue of $90.9 million for the third quarter of 2003 declined $160.9 million, or 64%, from the comparable period of 2002.  The decline in revenue was primarily due to the completion and winding down of four acquired projects and the completion of an emissions control project. Operating income for the third quarter of 2003 of $7.4 million declined $4.6 million from the comparable period in 2002 primarily due to winding down of the large projects.  Additionally, operating income for the third quarter of 2002 included $3.2 million from higher utilization of engineering services from our operations center. These declines were partially offset by a $5.2 million incentive award on completion of the emissions control project in the third quarter of 2003. New work awards for the three-month period totaled $112.9 million, down $15.3 million from the comparable period of 2002.  Backlog at the end of the third quarter of 2003 was $461.3 million, up $158.9 million from year-end 2002.

•                  Infrastructure:  Revenue of $130.2 million for the third quarter of 2003 declined $58.7 million, or 31%, from the comparable period in 2002.  The decline in revenue was primarily due to the substantial completion of certain projects. Operating income for the third quarter of 2003 of $4.5 million increased by $6.9 million from the comparable period of 2002, when net contract adjustments recognized in the third quarter of 2002 resulted in an overall operating loss of $(2.4) million. New work awards for the three-month period totaled $261.2 million, up $164.3 million from the comparable period of 2002.  Backlog at the end of the third quarter of 2003 was $1,025.4 million, up $259.3 million from year-end 2002.

•                  Industrial Process:  Revenue of $115.3 million for the third quarter of 2003 declined $25.9 million, or 18%, compared to the same period of 2002.  The decline in revenue was due to the softness of the domestic and international economies and the related reduction in demand and capital spending for services provided in this market, combined with the completion of a major turnkey project.  Operating income for the third quarter of 2003 of $1.4 million declined $1.8 million from the comparable period in 2002 due to the reduction in volume of work performed.  New work awards for the three-month period totaled $133.3 million, up $15.1 million from the comparable period of 2002.  Backlog at the end of the third quarter of 2003 was $292.5 million, down $65.2 million from year-end 2002.

Financial Position and Cash Flow

During the quarter, cash on hand increased by $7.4 million to $209.3 million.  Strong quarterly earnings combined with $9.1 million from the sale of construction equipment was partially offset by a $17.0 million increase in working capital.  There were no borrowings under the credit facility during the quarter and no debt outstanding at quarter end.

On October 13, 2003, the company announced it entered into a new four year, $350 million credit facility.  This new credit facility will result in annual interest savings of approximately $9 million based on current interest rates and utilization of the facility.

Impact of Businesses Recently Sold

On October 28, 2002, the company completed the sale of EMD. Until the date of sale in 2002, the company included EMD in its financial results.  In the third quarter of 2002, EMD generated revenues of $41.2 million, operating income of $7.8 million and net income of $2.9 million, with new work of $12.7 million.

Updated Guidance

Washington Group does not, as a matter of course, publish its business plans, budgets or strategies, or make external projections or forecast of its anticipated financial position or results of operations.  However, because the company was required to file projections with the bankruptcy court in 2001 in connection with its reorganization proceedings, the company believes it is appropriate to update previously issued guidance when new information becomes available.

WASHINGTON GROUP INTERNATIONAL, INC.

2003 – 2004 FINANCIAL GUIDANCE

PROJECTED CONSOLIDATED STATEMENT OF OPERATIONS

Unaudited
($ in Millions)

Updated Guidance

	2003		2004
	As Reported on August 18, 2003	New Guidance November 18, 2003	As Reported on August 18, 2003	Reaffirmed Guidance November 18, 2003
New Work	$ 2,900 - 3,200	3,000 - 3,200	2,900 - 3,200	2,900 - 3,200
Ending Backlog	3,100 - 3,400	3,200 - 3,400	3,600 - 3,900	3,600 - 3,900
Revenue	2,300 - 2,600	2,300 - 2,500	2,400 - 2,700	2,400 - 2,700
Operating Income	115–125	130 – 140	105 - 115	105 - 115
Net Income	35 –40*	41 – 44*	35 - 45	35 - 45
EPS	1.40 - 1.60*	1.64 - 1.76*	1.40 - 1.80	1.40 - 1.80

*before reorganization items

As a result of strong performance year-to-date by our Power, Energy and Environment, and Defense business units, guidance for 2003 was updated. In addition to the $3.7 million, or $0.15 per share, after tax charge associated with the extension of Mr. Washington’s options, the fourth quarter will include a $9.8 million ($5.9 after tax, or $0.24 per share) charge for the write-off of prepaid bank fees in connection with the old credit facility.

Our 2003 net income and EPS guidance excludes a $3.7 million charge to income that we recognized in the second quarter of 2003 relating to professional fees and expenses incurred in connection with our bankruptcy proceedings.  Including the impact of this charge, our updated 2003 net income guidance is $37 – 40 million and our updated 2003 EPS guidance is $1.48 - $1.60 per share.

Outlook for 2004

Guidance for 2004 as reported on August 18, 2003, is reaffirmed. “The outlook for the Defense, Energy & Environment, and Mining markets remains strong,” stated Hanks. “The Industrial Process market, which has experienced the effects of the slowdown in both public and private sector construction spending over the last few years, has strong bidding opportunities.  We remain cautious but optimistic about increases in capital spending and improving economic conditions.  Our Infrastructure Unit’s participation in the Middle East reconstruction activities positions us well for additional work that may be required in the region. Finally, in the Power market we have solid opportunities for steam generator replacements, clean air projects, and nuclear and fossil operations and maintenance work, while the new generation market remains soft,” stated Hanks.

Investor Conference Call

Washington Group International will host an investor conference call to discuss third quarter 2003 results on November 18, 2003, at 12:00 pm (noon) ET.  The company will provide a webcast of its call live over the Internet on its corporate web site at www.wgint.com.  Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  An online archive of the webcast will be made available a few hours following the end of the live call.

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 27,000 employees at work in over 40 states and more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets.

Markets Served

Included among those markets are:  Power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Such forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results my vary materially as a result of changes or developments in social, economic, business market, legal and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by our customers, clients, suppliers, business partners, or government bodies.  We are subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of our customer base, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-looking Information” and “Item 1. Business – Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2002.

Investor Contact	Media Contact
Terry K. Eller	Jack Herrmann
Washington Group International, Inc.	Washington Group International, Inc.
208-386-5722	208-386-5532
terry.eller@wgint.com	jack.herrmann@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(UNAUDITED)

	Three months ended		Nine months ended
	October 3, 2003	September 27, 2002	October 3, 2003	September 27, 2002
		(Pro forma)(a)	Pro forma (a)	(Pro forma)(a)
Revenue (b)	$588,051	$903,733	$1,880,281	$2,821,182
Gross profit (b)	$53,793	$45,715	$138,998	$125,950
Equity in net earnings of unconsolidated affiliates (b)	4,400	1,482	19,668	12,657
General and administrative expenses	(14,211)	(11,103)	(37,347)	(34,888)
Restructuring charges	—	—	—	(625)
Other operating income (expense), net	(3,365)	—	1,240	—
Operating income	40,617	36,094	122,559	103,094
Investment income	426	228	1,257	800
Interest expense	(6,909)	(7,346)	(20,303)	(20,538)
Other income (expense), net	(711)	(83)	(1,391)	2,129
Income before income taxes, minority interests and bankruptcy related items	33,423	28,893	102,122	85,485
Income tax expense	(12,845)	(11,485)	(41,355)	(36,503)
Minority interests in income of consolidated subsidiaries	(7,819)	(4,593)	(17,240)	(14,181)
Net income before bankruptcy related items	$12,759	$12,815	$43,527	$34,801
Net income per share before bankruptcy related items
Basic	$.51	$.51	$1.74	$1.39
Diluted	.51	.51	1.73	1.39
Common shares used
Basic	25,001	25,000	25,000	25,000
Diluted	25,243	25,000	25,109	25,000

(a)          For an explanation of pro forma adjustments, see “Reconciliation of GAAP to Pro Forma Summary Financial Data” provided further within this earnings release.

(b)         Revenue and gross profit, as previously reported, have been reclassified to present equity in net earnings of unconsolidated affiliates as a separate component of operating income. Previously, equity in net earnings of unconsolidated affiliates had been reported as a component of total revenue.

WASHINGTON GROUP INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

(UNAUDITED)

	Successor Company
	October 3, 2003	January 3, 2003
ASSETS
Current assets
Cash and cash equivalents	$209,336	$171,192
Accounts receivable, including retentions of $14,272 and $23,546, respectively	228,759	261,925
Unbilled receivables	126,853	131,043
Investments in and advances to construction joint ventures	21,545	23,271
Deferred income taxes	67,926	74,223
Assets held for sale	—	23,543
Other	41,986	45,897
Total current assets	696,405	731,094
Investments and other assets
Equity in unconsolidated affiliates	136,919	99,356
Goodwill	366,224	387,254
Deferred income taxes	46,789	51,219
Other assets	18,079	27,210
Total investments and other assets	568,011	565,039
Property and equipment
Construction equipment	98,169	124,099
Other equipment and fixtures	27,858	25,233
Buildings and improvements	10,838	12,377
Land and improvements	5,946	5,950
Total property and equipment	142,811	167,659
Less accumulated depreciation	(60,712)	(48,428)
Property and equipment, net	82,099	119,231
Total assets	$1,346,515	$1,415,364

WASHINGTON GROUP INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

(UNAUDITED)

	Successor Company
	October 3, 2003	January 3, 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $20,409 and $19,623, respectively	$118,202	$165,618
Billings in excess of cost and estimated earnings on uncompleted contracts	195,199	202,600
Accrued salaries, wages and benefits, including compensated absences of $47,679 and $43,580, respectively	116,797	136,214
Other accrued liabilities	62,806	82,513
Liabilities related to assets held for sale	—	8,167
Total current liabilities	493,004	595,112
Non-current liabilities
Self-insurance reserves	57,766	69,934
Pension and post-retirement benefit obligations	100,262	97,453
Total non-current liabilities	158,028	167,387
Contingencies and commitments
Minority interests	50,086	56,115
Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 25,017 and 25,000 shares issued, respectively	250	250
Capital in excess of par value	521,501	521,103
Stock purchase warrants	28,647	28,647
Retained earnings	77,528	37,701
Accumulated other comprehensive income	17,471	9,049
Total stockholders’ equity	645,397	596,750
Total liabilities and stockholders’ equity	$1,346,515	$1,415,364

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Successor Company		Predecessor Company

	Nine months Ended October 3, 2003	Eight months ended September 27, 2002	One month ended February 1, 2002
Operating activities
Net income	$39,827	$28,025	$522,150
Reorganization items	3,700	3,543	36,979
Adjustments to reconcile net income to cash provided by operating activities:
Reorganization items
Cash paid for reorganization items	(7,814)	(12,295)	(20,548)
Fresh-start adjustments	—	—	35,078
Extraordinary item - gain on debt discharge	—	—	(567,193)
Depreciation of property and equipment	25,259	38,715	5,612
Amortization of prepaid loan fees	9,075	8,066	624
Normal profit	(1,407)	(25,703)	(3,518)
Deferred income taxes	27,222	20,034	(10,109)
Minority interests in income of consolidated subsidiaries, before income taxes	28,276	21,519	2,094
Equity in net earnings of unconsolidated Affiliates, less dividends received	(19,211)	(1,561)	(3,109)
Loss (gain) on sale of assets, net	(4,445)	(225)	227
Decrease (increase) in net operating assets and liabilities	(62,800)	(7,582)	8,301
Net cash provided by operating activities	37,682	72,536	6,588
Investing activities
Property and equipment acquisitions	(8,998)	(16,469)	(3,903)
Property and equipment disposals	24,194	7,078	2,339
Proceeds from sale of business	17,700	—	—
Net cash provided (used) by investing activities	32,896	(9,391)	(1,564)
Financing activities
Payment on senior secured credit facilities	—	—	(20,000)
Financing and bonding fees	—	—	(34,749)
Net borrowings (repayments) from credit agreement	—	(40,000)	40,000
Distributions to minority interests, net	(32,832)	(23,776)	(227)
Proceeds from exercise of stock options	398	—	—
Net cash used by financing activities	(32,434)	(63,776)	(14,976)
Increase (decrease) in cash and cash equivalents	38,144	(631)	(9,952)
Cash and cash equivalents at beginning of period	171,192	128,201	138,153
Cash and cash equivalents at end of period	$209,336	$127,570	$128,201

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT INFORMATION

(UNAUDITED)

	Three months ended		Nine months ended
REVENUE (In millions)	October 3, 2003	September 27, 2002	October 3, 2003	September 27, 2002
				Pro forma (a)
Power	$90.9	$251.8	$392.3	$770.6
Infrastructure	130.2	188.9	395.0	596.4
Mining	29.4	21.2	65.3	53.7
Industrial/Process	115.3	141.2	355.5	482.0
Defense	122.5	135.7	378.6	435.5
Energy & Environment	102.5	159.9	291.5	471.1
Intersegment, eliminations and other	(2.7)	5.0	2.1	11.8
Total revenues	$588.1	$903.7	$1,880.3	$2,821.1

	Three months ended		Nine months ended
OPERATING INCOME (LOSS) (In millions)	October 3, 2003	September 27, 2002	October 3, 2003	September 27, 2002
				Pro forma (a)
Power	$7.4	$12.0	$30.7	$24.5
Infrastructure	4.5	(2.4)	15.3	12.2
Mining	8.2	3.0	24.0	16.1
Industrial/Process	1.4	3.2	5.0	7.9
Defense	15.2	17.6	41.6	29.7
Energy & Environment	27.5	18.5	56.4	55.6
Intersegment and other unallocated operating costs	(9.4)	(4.7)	(13.1)	(7.4)
General and administrative expense, corporate	(14.2)	(11.1)	(37.4)	(34.9)
Restructuring charges	—	—	—	(.6)
Total operating income	$40.6	$36.1	$122.5	$103.1

(a)          For comparative purposes, the segment information provided above for the nine months ended September 27, 2002 combines information of reorganized Washington Group International for the eight months ended September 27, 2002 with information of pre-reorganization Washington Group International for the one month ended February 1, 2002. See “Reconciliation of GAAP Segment Information to Pro Forma for the Nine Months Ended September 27, 2002” below.

	Three months ended		Nine months ended
NEW WORK (In millions)	October 3, 2003	September 27, 2002	October 3, 2003	September 27, 2002
Power	$112.9	$128.2	$551.6	$654.5
Infrastructure	261.2	96.9	654.3	399.1
Mining	12.0	16.0	157.3	71.3
Industrial/Process	133.3	118.2	359.9	379.6
Defense	113.2	95.0	338.7	371.0
Energy & Environment	181.0	120.0	366.4	376.0
Other	(2.7)	15.0	10.0	25.3
Total new work	$810.9	$589.3	$2,438.2	$2,276.8

BACKLOG (In millions)	October 3, 2003	July 4, 2003	January 3, 2003	September 27, 2002
Power	$461.3	$439.4	$302.4	$311.5
Infrastructure	1,025.4	894.4	766.1	861.7
Mining	352.5	374.5	279.8	266.6
Industrial/Process	292.5	274.6	357.7	352.2
Defense	607.6	616.9	647.5	430.5
Energy & Environment	462.5	383.6	386.8	578.5
Other	—	—	14.8	20.7
Total backlog	$3,201.8	$2,983.4	$2,755.1	$2,821.7

EBITDA

Earnings Before Interest expense, Taxes, Depreciation and Amortization (“EBITDA”) is presented because it is a measure commonly used in financial analysis in credit and equity markets to evaluate operating liquidity. In addition, management includes it in various performance measures that are routinely produced and analyzed as a measure of our company’s liquidity. EBITDA is not a measure computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered as a substitute for earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of operating performance, profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies.

Our calculation of EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and normal profit. Components of EBITDA are presented below:

EBITDA	Three months ended		Nine months ended
(In millions) (UNAUDITED)	October 3, 2003	September 27, 2002	October 3, 2003	September 27, 2002
				Pro forma (a)
Net income	$12.8	$9.3	$39.8	$550.2
Income taxes	12.8	11.5	41.4	12.7
Interest expense	6.9	7.3	20.3	20.5
Depreciation and amortization (b)	6.8	11.9	25.2	44.3
Normal profit	(.3)	(1.5)	(1.4)	(29.2)
Total (c)	$39.0	$38.5	$125.3	$598.5

(a)          For comparative purposes, the pro forma financial information provided above for the nine months ended September 27, 2002 combines information of the Successor Company after emergence from bankruptcy for the eight months ended September 27, 2002 with pre-emergence information of the Predecessor Company for the one month ended February 1, 2002.

(b)         Depreciation and amortization includes $2.1 million and $8.9 million for the three and nine months ended October 3, 2003, respectively, and $6.5 million and $21.7 million for the three and nine months ended September 27, 2002, respectively, of depreciation on equipment used on a recently completed dam and hydropower project in the Philippines.

(c)          EBITDA for the nine months ended October 3, 2003 includes reorganization items of $(3.7) million, which provided no tax benefit. For the three months ended September 27, 2002, EBITDA includes $(3.5) million for reorganization items which provided no tax benefit. For the nine months ended September 27, 2002, EBITDA includes bankruptcy related items of $(51.8) million after tax for reorganization items and extraordinary gain on debt discharge of $567.2 million after tax.

RECONCILIATION OF GAAP TO PRO FORMA SUMMARY FINANCIAL DATA

Washington Group International’s financial results for the nine months ended October 3, 2003 and for the three and nine months ended September 27, 2002 presented in this news release are pro forma in nature.

The results for the nine months ended October 3, 2003 are adjusted as follows:

•                  The results exclude the effects of accrued reorganization items of $3.7 million, which resulted from professional fees and expenses related to the bankruptcy proceedings.

The results for the three and nine months ended September 27, 2002 are adjusted as follows:

•                  Washington Group International successfully emerged from bankruptcy protection as a reorganized company on January 25, 2002 and began reporting as a new entity effective February 1, 2002. GAAP requires Washington Group International to report its results for the reorganized entity separately from those of the company as it existed prior to its reorganization. The results of operations for the nine months ended September 27, 2002 combine the results of the reorganized company for the eight months ended September 27, 2002 with pre-reorganization results for the one month ended February 1, 2002.

•                  The results exclude the extraordinary gain of $567.2 million arising from the discharge of liabilities in connection with the company’s emergence from bankruptcy protection for the nine months ended September 27, 2002.

•                  The results exclude the effects of reorganization items, including “fresh-start” accounting to reflect the financial position at fair value as of the newly reorganized company on February 1, 2002. This resulted in a charge to earnings for the three months ended September 27, 2002 of $3.5 million of professional fees, of which no tax benefit was provided. For the nine months ended September 27, 2002, the reorganization items consisted of charges to earnings of $36.0 million, and professional fees and expenses related to the bankruptcy proceeding of $39.6 million, which together totaled $75.6 million ($51.8 million after tax).

A reconciliation of the results reported under GAAP to the pro forma summary results is included below.

	Nine months ended October 3, 2003	Adjustments	Nine months ended October 3, 2003
(In millions) (UNAUDITED)
			(Pro forma)
Revenue	$1,880.3	$—	$1,880.3
Gross profit	$139.0	$—	$139.0
Equity in net earnings of unconsolidated affiliates	19.7	—	19.7
General and administrative expenses	(37.4)	—	(37.4)
Restructuring charges	—	—	—
Other operating income (expense), net	1.2	—	1.2
Operating income	122.5	—	122.5
Investment income	1.3	—	1.3
Interest expense	(20.3)	—	(20.3)
Other income (expense), net	(1.4)	—	(1.4)
Income before reorganization items, income taxes, minority interests and extraordinary item	102.1	—	102.1
Reorganization items	(3.7)	3.7	—
Income tax expense	(41.4)	—	(41.4)
Minority interests in income of consolidated subsidiaries	(17.2)	—	(17.2)
Income before extraordinary item	39.8	3.7	43.5
Extraordinary item	—
Net income	$39.8	$3.7	$43.5

(In millions) (UNAUDITED)	Three months ended September 27, 2002	Adjustments	Three months ended September 27, 2002
			(Pro forma)
Revenue	$903.7	$—	$903.7
Gross profit	$45.7	$—	$45.7
Equity in net earnings of unconsolidated affiliates	1.5	—	1.5
General and administrative expenses	(11.1)	—	(11.1)
Restructuring charges	—	—	—
Other operating income (expense), net	—	—	—
Operating income	36.1	—	36.1
Investment income	.2	—	.2
Interest expense	(7.3)	—	(7.3)
Other income (expense), net	(.1)	—	(.1)
Income before reorganization items, income taxes, minority interests and extraordinary item	28.9	—	28.9
Reorganization items	(3.5)	3.5	—
Income tax expense	(11.5)	—	(11.5)
Minority interests in income of consolidated subsidiaries	(4.6)	—	(4.6)
Income before extraordinary item	9.3	3.5	12.8
Extraordinary item	—	—	—
Net income	$9.3	$3.5	$12.8

(In millions) (UNAUDITED)	Eight months ended September 27, 2002	One month ended February 1, 2002	Adjustments	Nine months ended September 27, 2002
				(Pro forma)
Revenue	$2,471.2	$349.9	$—	$2,821.1
Gross profit	$114.8	$11.1	$—	$125.9
Equity in net earnings of unconsolidated affiliates	9.6	3.1	—	12.7
General and administrative expenses	(30.7)	(4.2)	—	(34.9)
Restructuring charges	—	(.6)	—	(.6)
Operating income	93.7	9.4	—	103.1
Investment income	.4	.4	—	.8
Interest expense	(19.3)	(1.2)	—	(20.5)
Other income (expense), net	2.6	(.5)	—	2.1
Income before reorganization items, income taxes, minority interests and extraordinary item	77.4	8.1	—	85.5
Reorganization items	(3.5)	(72.1)	75.6	—
Income tax (expense) benefit	(32.8)	20.1	(23.8)	(36.5)
Minority interests in income of consolidated subsidiaries	(13.1)	(1.1)	—	(14.2)
Income (loss) before extraordinary item	28.0	(45.0)	51.8	34.8
Extraordinary item - gain on debt discharge, net of tax of $343.5	—	567.2	(567.2)	—
Net income	$28.0	$522.2	$(515.4)	$34.8

WASHINGTON GROUP INTERNATIONAL, INC.

RECONCILIATION OF GAAP SEGMENT INFORMATION

TO PRO FORMA FINANCIAL INFORMATION

FOR THE NINE MONTHS ENDED SEPTEMER 27, 2002

(UNAUDITED)

GAAP requires us to report our results for the reorganized entity separately from those of the company as it existed prior to the reorganization. Following are segment information of the reorganized company for the eight months ended September 27, 2002 and pre-reorganization segment information for one month ended February 1, 2002, as well as pro forma combined segment information for the nine months ended September 27, 2002.

REVENUE (In millions)	Eight months ended September 27, 2002	One month ended February 1, 2002	Nine months ended September 27, 2002
			(Pro forma)
Power	$685.1	$85.5	$770.6
Infrastructure	516.5	79.9	596.4
Mining	48.4	5.3	53.7
Industrial/Process	417.7	64.3	482.0
Defense	373.4	62.1	435.5
Energy & Environment	420.7	50.4	471.1
Intersegment, eliminations and other	9.4	2.4	11.8
Total revenues	$2,471.2	$349.9	$2,821.1

OPERATING INCOME (LOSS) (In millions)	Eight months ended September 27, 2002	One month ended February 1, 2002	Nine months ended September 27, 2002
			(Pro forma)
Power	$24.3	$.2	$24.5
Infrastructure	9.2	3.0	12.2
Mining	12.9	3.2	16.1
Industrial/Process	7.3	.6	7.9
Defense	27.8	1.9	29.7
Energy & Environment	50.0	5.6	55.6
Intersegment and other unallocated operating costs	(7.1)	(.9)	(8.0)
General and administrative expense, corporate	(30.7)	(4.2)	(34.9)
Total operating income	$93.7	$9.4	$103.1

RECONCILIATION OF EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES

We believe that net cash provided by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided by operating activities for each of the periods for which EBITDA is presented in this news release.

	Three months ended		Nine months ended
(In millions)	October 3, 2003	September 27, 2002	October 3, 2003	September 27, 2002
				Pro forma (a)
EBITDA	$39.0	$38.5	$125.3	$598.5
Tax expense	(12.8)	(11.5)	(41.4)	(12.7)
Interest expense	(6.9)	(7.3)	(20.3)	(20.5)
Reorganization items	—	3.5	3.7	75.6
Extraordinary item – gain on debt discharge	—	—	—	(567.2)
Cash paid for reorganization items	(1.5)	(3.7)	(7.8)	(32.8)
Amortization of prepaid loan fees	3.0	3.0	9.1	8.7
Deferred income taxes	7.1	6.7	27.2	9.9
Minority interest in income of consolidated subsidiaries	12.8	8.0	28.3	23.6
Equity in net earnings of unconsolidated affiliates less dividends received	(5.6)	(1.5)	(19.2)	(4.7)
Gain on sale of assets, net	1.1	.5	(4.4)	—
Changes in net operating assets and liabilities	(17.0)	9.8	(62.8)	.7
Net cash provided by operating activities	$19.2	$46.0	$37.7	$79.1
Net cash provided by operating activities for the nine months ended October 3, 2003	$37.7
Less: Net cash used by operating activities for the six months ended July 4, 2003	(18.5)
Net cash provided by operating activities for the three months ended October 3, 2003	$19.2
Net cash provided by operating activities for the eight months ended September 27, 2002		$72.5
Less: Net cash used by operating activities for the five months ended June 28, 2002		(26.5)
Net cash provided by operating activities for the three months ended September 27, 2002		$46.0
Net cash provided by operating activities for the eight months ended September 27, 2002				$72.5
Plus: Net cash provided by operating activities for the one month ended February 1, 2002				6.6
Pro forma net cash provided by operating activities for the nine months ended September 27, 2002				$79.1

(a)          For comparative purposes, the financial information provided above for the nine months ended September 27, 2002 combines information of the Successor Company after emergence from bankruptcy for the eight months ended September 27, 2002 with pre-emergence information of the Predecessor Company for the one month ended February 1, 2002.